Exhibit 10.1

DREW INDUSTRIES INCORPORATED

2002 Equity Award and Incentive Plan
(As Amended and Restated Effective December 1, 2008)

i

DREW INDUSTRIES INCORPORATED 2002 Equity Award and Incentive Plan,
As Amended and Restated Effective December 1, 2008

1.            Purpose.  The purpose of this 2002 Equity Award and Incentive Plan (the “Plan”) is to aid Drew Industries Incorporated, a Delaware corporation (the “Corporation”), in attracting, retaining, motivating and rewarding employees, non-employee directors, and other persons who provide substantial services to the Corporation or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Corporation goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders.  The Plan authorizes stock-based and cash-based incentives for Participants.

2.            Definitions.  In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)           “Annual Incentive Award” means a type of Performance Award granted to a Participant under Section 7(c) representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance in a performance period of one fiscal year or a portion thereof.

(b)           “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Performance Award or Annual Incentive Award, together with any related right or interest, granted to a Participant under the Plan.

(c)           “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Participant’s Award upon such Participant’s death. Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.

(d)           “Board” means the Corporation’s Board of Directors.

(e)           “Change in Control” and related terms have the meanings specified in Section 9.

(f)           “Code” means the Internal Revenue Code of 1986, as amended.  References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations.

(g)           “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, directors appointed or serving as members of a Board committee designated as the Committee shall not be employees of the Corporation or any subsidiary or affiliate.  In appointing members of the Committee, the Board will consider whether a member is or will be a Qualified Member, but such members are not required to be Qualified Members at the time of appointment or during their term of service on the Committee.  The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(h)           “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 10(j).

(i)           “Deferred Stock” means a right, granted to a Participant under Section 6(f), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period.

(j)           “Effective Date” means the effective date specified in Section 10(q).

(k)           “Eligible Person” has the meaning specified in Section 5.

(l)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.  References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(m)           “Fair Market Value” of the Stock shall be determined in good faith by the Committee in accordance with the provisions of Treasury Department regulations 1.409A-1(b)(5)(iv)(A) and can be based upon the last sale before or first sale after the date of determination, the closing price on the trading day before or the trading day after the determination date, the arithmetic mean of the high and low prices on the trading date  of determination, or any other reasonable method using actual transactions of the Stock as reported for composite transactions in the New York Stock Exchange.

(n)           “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto and qualifying thereunder.

(o)           “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(p)           “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(q)           “Performance Award” means a right, granted to a Participant under Sections 6(g) and 7, to receive Awards or payments based upon performance criteria specified by the Committee.

(r)           “Preexisting Plan” means the Drew Industries Incorporated Stock Option Plan Amended and Restated June 1, 1999.

(s)           “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m).

(t)           “Restricted Stock” means Stock granted to a Participant under Section 6(e) that is subject to certain restrictions and to a risk of forfeiture.

(u)           “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(v)           “Stock” means the Corporation’s Common Stock, par value $.01 per share, and any other equity securities of the Corporation that may be substituted or resubstituted for Stock pursuant to Section 10(c).

(w)           “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3.            Administration.

(a)           Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.  Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 10(b) and other persons claiming rights from or through a Participant, and stockholders.  The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors (authority with respect to other aspects of non-employee director awards is not exclusive to the Board, however).  The foregoing notwithstanding, the Committee shall not have authority to accelerate or otherwise provide for the times at which any Award is paid or delivered if any Award is subject to Section 409A of the Code in a manner that would result in the imposition upon any Participant of an additional tax under Section 409A of the Code, and provided further, in the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, a Participant is deemed to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), payments and/or deliveries in respect of any Award subject to Section 409A of the Code shall not be made prior to the date which is six (6) months after the date of such Participant’s separation from service (other than by death or disability) from the Corporation and all subsidiaries, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder.  The Committee, to minimize or avoid any sanction or damages to a Participant or Beneficiary, or to any other person resulting from a violation of Code Section 409A under the Plan, may undertake correction of any violation or participate in any available correction program, as described in Notice 2008-113 or other Treasury or IRS guidance.

(b)           Manner of Exercise of Committee Authority.  At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Corporation may be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to officers or managers of the Corporation or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Corporation and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify.

(c)           Limitation of Liability.  The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Corporation or a subsidiary or affiliate, the Corporation’s independent auditors, consultants or any other agents assisting in the administration of the Plan.  Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Corporation or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

4.           Stock Subject to Plan.

(a)           Overall Number of Shares Available for Delivery.  Subject to adjustment as provided in Section 10(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 2,800,000 (after giving effect to the 2-for-1 stock dividend of September 2005), plus (ii) the number of shares that remain available for issuance under the Preexisting Plan after all awards thereunder have been settled, plus (iii) the number of shares subject to awards under the Preexisting Plan that become available in accordance with Section 4(b) after the Effective Date; provided, however, (A) that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under clause (i) above, and (B) no more than 1,000,000 shares (after giving effect to the 2-for-1 stock dividend of September 2005) may be awarded under this Plan for awards other than Options and/or SARs. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b)           Share Counting Rules.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.  Shares subject to an Award or an award under the Preexisting Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant will again be available for Awards, and shares withheld in payment of the exercise price or taxes relating to an Award or Preexisting Plan award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an Award or Preexisting Plan award shall be deemed to constitute shares not delivered to the Participant and shall be deemed to again be available for Awards under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Corporation or a subsidiary or affiliate, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Corporation’s assumption of the plan or arrangement of the acquired company or business.  This Section 4(b) shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code.

(c)           Repricings.  Unless otherwise approved or ratified by holders of a majority of the Corporation’s outstanding shares of Stock, no shares authorized under this Plan shall be used for any award that could be characterized as a “repricing” of outstanding options.

5.            Eligibility; Per-Person Award Limitations.  Awards may be granted under the Plan only to Eligible Persons.  For purposes of the Plan, an “Eligible Person” means an employee of the Corporation or any subsidiary or affiliate, including any executive officer, a non-employee director of the Corporation, a consultant or other person who provides substantial services to the Corporation or a subsidiary or affiliate, and any person who has been offered employment by the Corporation or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Corporation or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Corporation or a subsidiary or affiliate for purposes of eligibility for participation in the Plan.  In each calendar year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under each of Section 6(b), 6(c), 6(d), 6(e), 6(f), or 6(g) relating to up to his or her Annual Limit (such Annual Limit to apply separately to the type of Award authorized under each specified subsection).  A Participant’s Annual Limit, in any calendar year during any part of which the Participant is then eligible under the Plan, shall equal 50,000 shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 10(c).  In the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying Treasury Regulation 1.162-27(e)(4) (including a Performance Award under Section 7 not related to an Award specified in Section 6), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $1,200,000 plus the amount of the Participant’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid.

6.            Specific Terms of Awards.

(a)           General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award.  The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan.  The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b)           Options.  The Committee is authorized to grant Options to Eligible Persons on the following terms and conditions:

(i)           Exercise Price.  The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option.

(ii)           Option Term; Time and Method of Exercise.  The Committee shall determine the term of each Option, (provided that no term of any ISO or SAR in tandem therewith will exceed ten years from the grant date), the circumstances under which on Option may be exercised, the methods by which such exercise price may be paid, the form of such payment (subject to Section 10(k)), (including through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered in satisfaction of Options to Participants.

(iii)           ISOs.  The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.

(c)           Stock Appreciation Rights.  The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i)           Right to Payment.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, in the case of a “Limited SAR,” the Fair Market Value determined by reference to the Change in Control Price) over (B) the grant price of the SAR as determined by the Committee.

(ii)           Other Terms.  The Committee shall determine at the date of grant or thereafter the time or times at which and the circumstances under which an SAR may be exercised, the method of exercise and settlement, form of consideration payable in settlement, forms in which Stock will be delivered to Participants, and whether or not an SAR shall be free-standing or in tandem or combination with another Award.  Limited SARs that may only be exercised in connection with a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine.

(d)           Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Corporation or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(e)           Restricted Stock.  The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i)           Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and any other restrictions the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter; provided, however, that, subject to Section 9, Restricted Stock shall not be transferable prior to the first anniversary of the grant thereof.  Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii)           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii)           Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Corporation retain physical possession of the certificates, and that the Participant deliver a stock power to the Corporation, endorsed in blank, relating to the Restricted Stock.

(iv)           Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(f)           Deferred Stock.  The Committee is authorized to grant Deferred Stock to Eligible Persons, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i)           Award and Restrictions.  Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee or, if permitted by the Committee, as elected by the Participant.  If Participant is permitted to elect a deferral period for an Award of Deferred Stock, the Participant shall submit an irrevocable deferral election (in a form provided by the Committee) no later than December 31 of the year prior to the year in which the Award of Deferred Stock is earned.  The deferral election will specify (A) permissible payment events as some or all of the following affecting the Participant (i) separation from service; (ii) death; (iii) disability, a specified time or pursuant to a fixed schedule; (iv) Change in Control or (v) unforeseeable emergency, (B) the date on which payment shall be made or begin and (C) the form of payment (i.e., in a lump-sum or installments).  All deferrals hereunder shall be accomplished in a manner consistent with the requirements of Section 409A of the Code and the regulations promulgated thereunder.  In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof (subject to Section 10(k)), as determined by the Committee at the date of grant or thereafter.  The foregoing notwithstanding, in the event that it is reasonably determined by the Committee that the Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, payments or deliveries of Stock or other Awards in satisfaction of Deferred Stock subject to Section 409A of the Code shall not be made prior to the date which is six (6) months after the date of such Participant’s separation from service (other than by death or disability) from the Corporation and all subsidiaries, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder.

(ii)           Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(g)           Performance Awards.  Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7.            Performance Awards, Including Annual Incentive Awards.

(a)           Performance Awards Generally.  The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7.  Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) that may be earned upon achievement or satisfaction of performance conditions specified by the Committee.  In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee.  The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).

(b)           Performance Awards Granted to Covered Employees.  If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this Section 7(b).

(i)           Performance Goal Generally.  The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b).  The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of one or more performance goals.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)           Business Criteria.  One or more of the following business criteria for the Corporation, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Corporation shall be used by the Committee in establishing performance goals for such Performance Awards: (1) growth in revenues or assets; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) economic profit; (8) operating profit, operating margin or gross margin; (9) stock price or total stockholder return; and (10) strategic business criteria, consisting of one or more objectives such as market penetration, geographic business expansion goals, cost targets, customer or employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures. The targeted level of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii)           Performance Period; Timing for Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of at least 12 consecutive months in which the Participant performs services, as specified by the Committee.  A performance goal shall be established in writing, not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed, provided that the outcome must be substantially uncertain at the time that the Committee establishes the performance goals.  Notwithstanding anything herein to the contrary, a performance period may be for a period of less than 12 consecutive months (a “Short Performance Period”) provided that the payment or settlement of a Performance Award which relates to a Short Performance Period shall (i) be made within the 2 ½ months following the end of the taxable year of the Corporation which contains the last month of the Short Performance Period and (ii) constitute a “short term deferral” within the meaning of Regulation 1.409A-1(b)(4) under Code Section 409A.

(iv)           Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee.  The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b).  Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).  The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c)           Annual Incentive Awards Granted to Designated Covered Employees.  The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee.  Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(c).

(i)           Grant of Annual Incentive Awards.  Not later than the earlier of 90 days after the beginning of any performance period applicable to such Annual Incentive Award or the time 25% of such performance period has elapsed, the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, and the amount(s) potentially payable thereunder, for that performance period.  The amount(s) potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee.  In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5.

(ii)           Payout of Annual Incentive Awards.  After the end of each performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant.  The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount.  The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Annual Incentive Award.

(d)           Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the level of actual achievement of the specified performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m).  Specifically, the Committee shall certify in writing, in a manner conforming to applicable, regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8.            Certain Provisions Applicable to Awards.

(a)           Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award document, payments to be made by the Corporation or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, and may be made in a single payment, in installments, or on a deferred basis.  The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (subject to Section 10(k)).  Installment or deferred payments may be required by the Committee (subject to Section 10(e)) or permitted at the election of the Participant on terms and conditions established by the Committee.  Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(b)           Exemptions from Section 16(b) Liability.  With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Corporation, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act.  To the extent that compliance with any Plan provision applicable solely to such Participants is not required in order to bring a transaction by such Participants into compliance with Rule 16b-3, it shall be deemed null and void as to such transaction, to the extent permitted by law and deemed advisable by the Committee.  To the extent any provision of the Plan or action by the Committee involving such Participants is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void as to such Participants, to the extent permitted by law and deemed advisable by the Committee.

9.            Change in Control.

(a)           Effect of “Change in Control” on Non-Performance Based Awards.  In the event of a “Change in Control,” the following provisions shall apply to non-performance based Awards, including Awards as to which performance conditions previously have been  satisfied or are deemed satisfied under Section 9(b), unless otherwise provided by the Committee in the Award document:

(i)           All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be fully payable as of the time of the Change in Control without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant or other express election to defer beyond a Change in Control and subject to applicable restrictions set forth in Section 10(a);

(ii)           Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment or service by the Participant other than a termination for “cause” (as defined in any employment or severance agreement between the Corporation or a subsidiary or affiliate and the Participant then in effect or, if none, as defined by the Committee and in effect at the time of the Change in Control), subject only to applicable restrictions set forth in Section 10(a); and

(iii)           The Committee may, in its discretion, determine to extend to any Participant who holds an Option the right to elect, during the 60-day period immediately following the Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option, and to extend to any Participant who holds other types of Awards denominated in shares the right to elect, during the 60-day period immediately following the Change in Control, in lieu of receiving the shares of Stock covered by such Award, to receive in cash the Change in Control Price multiplied by the number of shares of Stock covered by such Award.

(b)           Effect of “Change in Control” on Performance-Based Awards.  In the event of a “Change in Control,” with respect to an outstanding Award subject to achievement of performance goals and conditions, such performance goals and conditions will be deemed to be met if and to the extent so provided by the Committee in the Award document governing such Award or other agreement with the Participant.

(c)           Definition of “Change in Control.”  A “Change in Control” means, a change (i) in the ownership of the Corporation (which shall occur when a “person” or “group” [as determined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934], except any majority-owned subsidiary of the Corporation or any employee benefit plan of the Corporation or any trust thereunder, acquires more than 50% of the voting power or fair market value of the Stock of the Corporation); (ii) in the effective control of the Corporation (which shall result from the acquisition, or acquisition during the 12-month period ending on the date of the latest acquisition, by one or more persons acting as a group of 30% or more of the total voting power of the Stock of the Corporation or replacement of a majority of the directors of the Corporation during any 12-month period by directors not endorsed by a majority of the board of directors of the Corporation before appointment or election); or (iii) in the ownership of a substantial portion of the assets of the Corporation (which shall result from the acquisition, or acquisition during a 12-month period ending on the date of the latest acquisition, by one or more persons [other than related persons described in Treasury Regulation § 1.409A-3(i)(5)(vii)(B)] acting as a group of all or substantially all of the assets of the Corporation), each within the meaning of Treasury Regulation § 1.409A-3(i)(5).

An event constituting a Change of Control must be objectively determinable and any certification thereof by the Committee may not be subject to the discretion of the Committee.

(d)           Definition of “Change in Control Price.”  The “Change in Control Price” means an amount in cash equal to the higher of (i) the amount of cash and Fair Market Value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all the assets of the Corporation, or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding and 60-day period following the Change in Control.

10.           General Provisions.

(a)           Compliance with Legal and Other Requirements.  The Corporation may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Corporation are listed or quoted, or compliance with any other obligation of the Corporation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Corporation shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b)           Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Corporation or a subsidiary or affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the SEC). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)           Adjustments.  In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5, (iii) the number and kind of shares of Stock (including without limitation whether such stock is’ restricted) subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 10(k)). In addition, the Committee is authorized to make adjustments in the terms, conditions and criteria included in any Awards in recognition of unusual or nonrecurring events affecting the Corporation or for any other reason deemed relevant by the Committee acting in good faith; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under Section 7 to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d)           Tax Provisions.

(i)           Withholding.  The Corporation and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to any employee Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and employee Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of an employee Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee.  Other provisions of the Plan notwithstanding, only the minimum amount of Stock or cash deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.

(ii)           Requirement of Notification of Code Section 83(b) Election.  If any Participant shall make an election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States, such Participant shall notify the Corporation of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)           Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).  If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Corporation of such disposition within ten days thereof.

(e)           Changes to the Plan.  The Board may suspend, terminate or amend the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of stockholders or Participants; provided, however, that no such action, except with the consent of stockholders, may (a) increase the maximum number of shares of Stock covered by the Plan or change the class of employees who are Eligible Persons; (b) reduce the exercise price for any stock options below the fair market value of the Common Stock on the date of the grant of such option; (c) extend beyond 10 years from the date of the grant the period within which any Award may be exercised; (d) extend the period during which Awards may be granted; or (e) increase the Annual Limit; provided, further, however, that any amendment to the Plan shall be submitted to the Corporation’s stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted.

The Board may amend the Plan at any time to comply with Section 409A of the Code regulations promulgated thereunder and other Treasury or IRS guidance regarding or affecting Code Section 409A, provided that such amendment will not result in taxation to any Participant under Code Section 409A.

(f)           Right of Setoff.  The Corporation or any subsidiary or affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Corporation or a subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Corporation, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 10(f).

(g)           Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Corporation’s obligations under the Plan.  Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h)           Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i)           Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration.  No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)           Compliance with Code Section 162(m).  It is the intent of the Corporation that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award.  Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder.  The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year.  If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k)           Certain Limitations Relating to Accounting Treatment of Awards.  Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan is limited to the extent necessary to ensure that any Option or other Award of a type that the Committee has intended to be subject to fixed accounting with a measurement date at the date of grant or the date performance conditions are satisfied under APB 25 shall not become subject to “variable” accounting solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding despite such “variable” accounting.

(l)           Governing Law.  The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m)           Awards to Participants Outside the United States.  The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

(n)           Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Corporation or a subsidiary or affiliate, (ii) interfering in any way with the right of the Corporation or a subsidiary or affiliate to -terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Corporation unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Corporation and the Participant any rights or remedies thereunder.

(o)           Severability; Entire Agreement.  If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(p)           Awards Under Preexisting Plan.  Upon approval of the Plan by stockholders of the Corporation as required under Section 10(q) hereof, no further awards shall be granted under the Preexisting Plan.

(q)           Plan Effective Date and Termination.  The Plan shall become effective if, and at such time as, the stockholders of the Corporation have approved it by the affirmative votes of the holders of a majority of the voting securities of the Corporation present, or represented, and entitled to vote on the subject matter at a duly held meeting of stockholders.  Unless earlier terminated by action’ of the Board, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Corporation has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.